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FORM 4
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                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATION         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Response)

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Itri              Loretta            M.          Genta Incorporated (Nasdaq: GNTA)             Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification    4. Statement for        ----              ---
c/o Genta Incorporated                            Number of Reporting      Month/Year             Officer (give  X Other (specify
Two Oak Way
---------------------------------------------     Person, if an entity     03/2001              ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
Berkely Heights NJ 07922                                                 5. If Amendment,  Exec. VP Clinical Research & Development
---------------------------------------------                              Date of Original --------------------------------------
  (City)           (State)           (Zip)                                (Month/Day/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form           direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common stock, par value $.001                                                            1,000(1)              I              (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                      (Print or Type Response)

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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
CURRENTLY VALID OMB CONTROL NUMBER.
SEC1474 (3-99)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount of
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Options to acquire           $5.73       3/28/01     A                         3/28/02 3/28/11    Common  240,000
Common Stock(3)                                                                                   Stock,
                                                                                                   par
                                                                                                  value
                                                                                                  $.001
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Options to acquire           $5.73       3/28/01     A                                 3/28/11    Common   60,000
Common Stock(4)                                                                                   Stock,
                                                                                                   par
                                                                                                  value
                                                                                                  $.001
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Beneficially            Derivative                  Beneficial
                                Owned at End            Security:                   Ownership
                                of Month                Direct (D)                  (Instr. 4)
                                (Instr. 4)              or Indirect (I)
                                                        (Instr. 4)

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Options to acquire
Common Stock(3)
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Options to acquire              300,000                     D
Common Stock(4)
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Explanation of Responses:

1) As previously reported on Form 3 filed April 10, 2001, does not include 11,800 shares held by the Reporting Person's spouse's individual retirement account.

2) Held by the Reporting Person's individual retirement account.

3) These options were granted upon employment with Genta Incorporated. These options vest equally over the next four (4) years.

4) These options were granted upon employment with Genta Incorporated. These options vest upon FDA approval of Genasense, Genta's lead antisense drug.



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Loretta M. Itri     April 10, 2001
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------ --------------
                                                                                             **Signature of Reporting      Date
                                                                                               Person

Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, See Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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